EXHIBIT 99.1
Wyndham Worldwide Reports
Strong Fourth Quarter and Full Year 2010 Earnings
Increases Dividend 25%
PARSIPPANY, N.J. (February 9, 2011) — Wyndham Worldwide Corporation (NYSE:WYN) today announced results for the three months and year ended December 31, 2010.
Highlights:
•	Fourth quarter adjusted diluted earnings per share (EPS) was $0.46, compared with $0.40 in the fourth quarter of 2009, an increase of 15%. Fourth quarter 2010 reported diluted EPS was $0.43, an increase of 8% from the same period in 2009.
•	Free cash flow increased 11% to $603 million for the year ended December 31, 2010, compared with $541 million in 2009. The Company defines free cash flow as net cash provided by operating activities less capital expenditures, equity investments and development advances and excluding a previously announced cash payment related to contingent IRS tax liabilities.
•	The Company’s Board of Directors authorized an increase of the quarterly cash dividend to $0.15 from $0.12 per share, beginning with the dividend that is expected to be declared in the first quarter of 2011.
•	During the quarter, the Company repurchased approximately 1.6 million shares of its common stock at an average price of $29.20. For the full-year 2010, the Company repurchased approximately 9.3 million shares of its common stock at an average price of $25.52.
“We are pleased to report these results, which are further evidence of the strength of our business models and great execution throughout the company,” said Stephen P. Holmes, chairman and CEO, Wyndham Worldwide. “We delivered strong cash flow and look to continue to deploy free cash flow to create more value for our shareholders in 2011 through acquisitions, share repurchases and dividends.”
FOURTH QUARTER 2010 OPERATING RESULTS
Fourth quarter revenues increased 3% from the prior year period to $937 million. Excluding the $47 million of Vacation Ownership revenue associated with the percentage-of-completion (POC) accounting method in the fourth quarter of 2009, fourth quarter 2010 adjusted revenue growth was 8%. The adjusted revenue growth reflects continued sales momentum across the Company’s three business units and incremental contributions from acquisitions.
For the fourth quarter of 2010, adjusted net income increased by 15% to $84 million, compared with $73 million for the same period in 2009. The increase primarily reflects higher RevPAR in the Lodging business, strong operational performance by the Vacation Ownership business and a lower effective tax rate. Adjusted net income for the fourth quarter of 2010 excludes a $6 million after-tax restructuring charge, a $2 million after-tax loss incurred for the repurchase of a portion of the Company’s 3.50% convertible notes and a $3 million after-tax net benefit related to the adjustment and resolution of certain contingent liabilities and assets.
Reported net income for the fourth quarter of 2010 was $78 million, or $0.43 per diluted share, compared with net income of $73 million, or $0.40 per diluted share, for the fourth quarter of 2009.
FULL YEAR 2010 OPERATING RESULTS
Reported revenues for full year 2010 were $3.9 billion, an increase of 3% over the prior-year period. Excluding the $187 million of Vacation Ownership revenue associated with the POC accounting method for the full year 2009, full year 2010 adjusted revenue growth was 8%. The adjusted revenue growth reflects continued sales momentum across the Company’s three business units and incremental contributions from acquisitions.
Adjusted net income for the full year 2010 increased by 13% to $368 million, compared with $327 million for the prior-year period. The increase primarily reflects higher RevPAR in the Lodging business, strong operational performance by the Vacation Ownership business, contributions from acquisitions in the Exchange and Rentals and Lodging businesses and a lower effective tax rate. Adjusted net income for the full year 2010 excludes a $41 million after-tax net benefit principally related to the resolution of the IRS examination of taxable years 2003 through 2006, an $18 million after-tax charge for the early extinguishment of debt, a $6 million after-tax charge for acquisition costs and a $6 million after-tax restructuring charge.
Reported net income for full year 2010 was $379 million, or $2.05 per diluted share, compared with net income of $293 million, or $1.61 per diluted share, for the prior-year period.
Free cash flow increased 11% to $603 million in the twelve-month period ended December 31, 2010 compared with $541 million in the same period in 2009. The growth of free cash flow reflects higher cash earnings and more efficient working capital utilization. For the twelve months ended December 31, 2010, cash provided by operating activities was $635 million, or $780 million excluding a previously announced one-time payment of $145 million related to a contingent IRS tax liability. Cash provided by operating activities was $689 million for the prior-year period.

BUSINESS UNIT RESULTS
Lodging (Wyndham Hotel Group)
Revenues were $163 million in the fourth quarter of 2010, an increase of 9%, compared with the fourth quarter of 2009 reflecting RevPAR improvement of 10% as well as incremental revenue from the recently acquired Tryp hotel brand and higher fees generated from ancillary services provided to franchisees.
EBITDA was $40 million, an increase of 25%, compared with the fourth quarter of 2009 reflecting the RevPAR improvement and the absence of a $6 million impairment charge recorded in 2009, partially offset by higher operating costs.
As of December 31, 2010, the Company’s hotel system consisted of approximately 7,210 properties and 612,700 rooms. The development pipeline included over 900 hotels and approximately 103,000 rooms, of which 55% were new construction and 51% were international.
Vacation Exchange and Rentals (Wyndham Exchange & Rentals)
Revenues were $282 million in the fourth quarter of 2010, an increase of 9% compared with the fourth quarter of 2009. In constant currency, revenues increased by 12%.
Exchange revenues were $153 million, relatively flat compared with the fourth quarter of 2009. Exchange revenue per member and the average number of members were flat.
Vacation rental revenues were $114 million, a 16% increase compared with the fourth quarter of 2009. In constant currency, vacation rental revenues increased 24% from the fourth quarter of 2009, primarily reflecting the contribution of incremental revenues from acquired businesses.
Excluding restructuring costs of $9 million and costs related to the acquisition of James Villa Holidays of $1 million, fourth quarter 2010 adjusted EBITDA decreased 13% compared with the prior-year period, reflecting the seasonality of the acquired rental businesses. Excluding the impact of acquisitions, adjusted EBITDA for the fourth quarter of 2010 was flat compared with the fourth quarter of 2009.
Wyndham Exchange & Rentals acquired James Villa Holidays on November 30, 2010, resulting in the addition of approximately 2,300 villas and unique vacation rental properties in over 50 destinations across Mediterranean vacation locations. This acquisition enhances the Company’s leading position as the world’s largest serviced vacation rentals business, providing access to approximately 97,000 vacation properties worldwide.
Vacation Ownership (Wyndham Vacation Ownership)
Gross Vacation Ownership Interest (VOI) sales were $373 million in the fourth quarter of 2010, up 9% from the fourth quarter of 2009, reflecting a 13% increase in tour flow. Volume per guest was flat compared with the prior year.

Total segment revenues were $497 million in the fourth quarter of 2010, compared with $508 million in the fourth quarter of 2009, which included the recognition of $47 million of previously deferred POC revenues. The absence of these revenues in the fourth quarter of 2010 was partially offset by an increase in gross VOI sales, a lower provision for loan losses and incremental sales under the Wyndham Asset Affiliation Model (WAAM).
EBITDA for the fourth quarter of 2010 was $131 million, compared with EBITDA of $132 million in the fourth quarter of 2009. Excluding an estimated $22 million impact from the POC method of accounting in the fourth quarter of 2009, fourth quarter 2010 adjusted EBITDA growth was 19%. This growth reflected the lower provision for loan losses and the increase in VOI sales.
Other Items
•	The Company repurchased approximately 1.6 million shares of its common stock during the fourth quarter of 2010 at an average price of $29.20 and an additional 455,000 shares at an average price of $29.51 through February 8, 2011.

•	During the fourth quarter of 2010, the Company repurchased $22 million face value of its 3.50% convertible notes and retired the proportionate share of the call options and warrants associated with these notes.

•	Net interest expense in the fourth quarter of 2010 was $34 million, an increase of $1 million from the fourth quarter of 2009, primarily reflecting a $3 million loss incurred for the repurchase of a portion of the Company’s 3.50% convertible notes during the fourth quarter of 2010.
Balance Sheet Information as of December 31, 2010:
•	Cash and cash equivalents of approximately $155 million, unchanged from December 31, 2009

•	Vacation ownership contract receivables, net, of $3.0 billion, compared with $3.1 billion at December 31, 2009

•	Vacation ownership and other inventory of approximately $1.2 billion, compared with $1.3 billion at December 31, 2009

•	Securitized vacation ownership debt of $1.7 billion, compared with $1.5 billion at December 31, 2009

•	Other debt of $2.1 billion, compared with $2.0 billion at December 31, 2009. The remaining borrowing capacity on the revolving credit facility was $788 million, compared with $869 million as of December 31, 2009.
A schedule of debt is included in the financial tables section of this press release.
Outlook
The Company’s full-year 2011 guidance is:
•	Revenues of approximately $4.0 — $4.2 billion

•	Adjusted EBITDA of approximately $925 — $955 million
The guidance reflects assumptions used for internal planning purposes. All guidance excludes legacy items, restructuring costs, debt extinguishment and acquisition costs, if any, which may have a positive or negative impact on reported results. If economic conditions change materially from current levels, these assumptions and our guidance may change materially. It is not practicable to provide a reconciliation of forecasted adjusted EBITDA to the most directly comparable GAAP measure because certain items cannot be reasonably estimated or predicted at this time. Any such items could be significant to our financial results.
Conference Call Information
Wyndham Worldwide Corporation will hold a conference call with investors to discuss this news on Wednesday, February 9, 2011 at 8:30 a.m. EST. Listeners may access the webcast live through the Company’s website at www.wyndhamworldwide.com/investors/. An archive of this webcast will be available at the website for approximately 90 days beginning at noon EST on February 9, 2011. The conference call may also be accessed by dialing (800) 369-2052 and providing the passcode “WYNDHAM.” Listeners are urged to call at least 10 minutes prior to the scheduled start time. A telephone replay will be available for approximately 90 days beginning at noon EST on February 9, 2011, at (800) 294-7481.
Presentation of Financial Information
Financial information discussed in this press release includes both GAAP and non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported results and are intended to illustrate what management believes are relevant period-over-period comparisons. A complete reconciliation of reported GAAP results to the comparable non-GAAP information appears in the financial tables section of the press release.
About Wyndham Worldwide Corporation
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses approximately 7,210 franchised hotels and approximately 612,700 hotel rooms worldwide. Wyndham Exchange & Rentals offers leisure travelers, including its 3.8 million members, access to approximately 97,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of over 160 vacation ownership resorts serving nearly 815,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs approximately 26,000 employees globally.
For more information about Wyndham Worldwide, please visit the Company’s website at www.wyndhamworldwide.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to the Company’s revenues, earnings, dividends and related financial and operating measures.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include general economic conditions, the performance of the financial and credit markets, the economic environment for the hospitality industry, the impact of war, terrorist activity or political strife, operating risks associated with the hotel, vacation exchange and rentals and vacation ownership businesses, as well as those described in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on October 28, 2010. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, it undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.
# # #
Investor and Media contact:
Margo C. Happer
Senior Vice President, Investor Relations
Wyndham Worldwide Corporation
(973) 753-6472
margo.happer@wyn.com

Table 1
Wyndham Worldwide Corporation
OPERATING RESULTS OF REPORTABLE SEGMENTS
(In millions)
In addition to other measures, management evaluates the operating results of each of its reportable segments based upon net revenues and “EBITDA,” which is defined as net income before depreciation and amortization, interest expense (excluding consumer financing interest), interest income (excluding consumer financing interest) and income taxes, each of which is presented on the Company’s Consolidated Statements of Operations. The Company believes that EBITDA is a useful measure of performance for the Company’s industry segments which, when considered with GAAP measures, the Company believes gives a more complete understanding of its operating performance. The Company’s presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.
The following tables summarize net revenues and EBITDA for reportable segments, as well as reconcile EBITDA to net income for the three and twelve months ended December 31, 2010 and 2009:

	Three Months Ended December 31,
	2010			2009
	Net Revenues	EBITDA		Net Revenues	EBITDA
Lodging	$163	$40		$149	$32	(k)
Vacation Exchange and Rentals	282	32	(d)	258	48
Vacation Ownership	497	131		508	132	(l)

Total Reportable Segments	942	203		915	212
Corporate and Other (a) (b)	(5)	(20)		(2)	(18)

Total Company	$937	$183		$913	$194

Reconciliation of EBITDA to Net Income

EBITDA		$183			$194
Depreciation and amortization		44			44
Interest expense		34	(e)		35
Interest income		—			(2)

Income before income taxes		105			117
Provision for income taxes		27			44

Net income		$78			$73

	Twelve Months Ended December 31,
	2010			2009
	Net Revenues	EBITDA		Net Revenues	EBITDA
Lodging	$688	$189	(f)	$660	$175	(k)
Vacation Exchange and Rentals	1,193	293	(d) (g)	1,152	287
Vacation Ownership	1,979	440	(h)	1,945	387	(h)

Total Reportable Segments	3,860	922		3,757	849
Corporate and Other (a) (c)	(9)	(24)		(7)	(71)

Total Company	$3,851	$898		$3,750	$778

Reconciliation of EBITDA to Net Income

EBITDA		$898			$778
Depreciation and amortization		173			178
Interest expense		167	(i) (j)		114
Interest income		(5)			(7)

Income before income taxes		563			493
Provision for income taxes		184			200

Net income		$379			$293

(a)	Includes the elimination of transactions between segments.

(b)	Includes $3 million ($3 million, net of tax) of a net benefit during the three months ended December 31, 2010 related to the resolution of and adjustment to certain contingent liabilities and assets.

(c)	Includes $54 million ($41 million, net of tax) of a net benefit and $6 million ($6 million, net of tax) of a net expense during the twelve months ended December 31, 2010 and 2009, respectively, related to the resolution of and adjustment to certain contingent liabilities and assets.

(d)	Includes (i) restructuring costs of $9 million ($6 million, net of tax) and (ii) $1 million ($1 million, net of tax) related to costs incurred in connection with the Company’s acquisition of James Villa Holidays during November 2010.

(e)	Includes $3 million ($2 million, net of tax) of costs incurred for the early repurchase of a portion of the Company’s 3.50% convertible notes during the fourth quarter of 2010.

(f)	Includes $1 million ($1 million, net of tax) related to costs incurred in connection with the Company’s acquisition of the Tryp hotel brand during June 2010.

(g)	Includes $5 million ($4 million, net of tax) related to costs incurred in connection with the Company’s acquisitions of Hoseasons during March 2010 and ResortQuest during September 2010.

(h)	Includes a non-cash impairment charge of $4 million ($3 million, net of tax) and $9 million ($7 million, net of tax) during the twelve months ended December 31, 2010 and 2009, respectively, to reduce the value of certain vacation ownership properties and related assets held for sale that are no longer consistent with the Company’s development plans.

(i)	Includes $14 million ($8 million, net of tax) of costs incurred for the early repurchase of a portion of the Company’s 3.50% convertible notes during the third and fourth quarters of 2010.

(j)	Includes $16 million of costs incurred for the early extinguishment of the Company’s term loan facility and revolving foreign credit facility during March 2010. The after-tax impact of such costs is $10 million.

(k)	Includes a non-cash impairment charge of $6 million ($3 million, net of tax) to reduce the value of an underperforming joint venture in the Company’s hotel management business.

(l)	Includes (i) restructuring costs of $1 million ($1 million, net of tax) and (ii) a non-cash impairment charge of $1 million ($1 million, net of tax) to reduce the value of assets held for sale related to a vacation ownership property that is no longer consistent with the Company’s development plans.

(m)	Includes restructuring costs of $3 million, $6 million, $37 million and $1 million for Lodging, Vacation Exchange and Rentals, Vacation Ownership and Corporate and Other, respectively. The after-tax impact of such costs is $29 million.

Table 2
Wyndham Worldwide Corporation
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2010		2009		2010		2009
Net revenues
Service fees and membership	$409		$371		$1,706		$1,613
Vacation ownership interest sales	276		287		1,072		1,053
Franchise fees	107		98		461		440
Consumer financing	107		109		425		435
Other	38		48		187		209

Net revenues	937		913		3,851		3,750

Expenses
Operating (a)	409		356		1,587	(b)	1,501
Cost of vacation ownership interests	47		47		184		183
Consumer financing interest	25		37		105		139
Marketing and reservation	121		137		531		560
General and administrative (c)	145		136		540		533
Asset impairment	—		7	(d)	4	(e)	15	(d)
Restructuring costs	9	(f)	1	(g)	9	(f)	47	(g)
Depreciation and amortization	44		44		173		178

Total expenses	800		765		3,133		3,156

Operating income	137		148		718		594
Other income, net	(2)		(2)		(7)		(6)
Interest expense	34	(h)	35		167	(h)	114
Interest income	—		(2)		(5)		(7)

Income before income taxes	105		117		563		493
Provision for income taxes	27		44		184		200

Net income	$78		$73		$379		$293

Earnings per share
Basic	$0.45		$0.41		$2.13		$1.64
Diluted	0.43		0.40		2.05		1.61

Weighted average shares outstanding
Basic	174		179		178		179
Diluted	182		184		185		182

(a)	Includes $1 million ($1 million, net of tax) during both the three and twelve months ended December 31, 2010 related to the Company’s November 2010 acquisition of James Villa Holidays.

(b)	Includes (i) $4 million ($3 million, net of tax) of costs incurred in connection with the Company’s March 2010 acquisition of Hoseasons; (ii) $1 million ($1 million, net of tax) related to costs incurred in connection with the Company’s June 2010 acquisition of the Tryp hotel brand; and (iii) $1 million ($1 million, net of tax) of costs incurred in connection with the Company’s September 2010 acquisition of ResortQuest.

(c)	Includes $3 million ($3 million, net of tax) of a net benefit during the three months ended December 31, 2010 and $54 million ($41 million, net of tax) of a net benefit and $6 million ($6 million, net of tax) of a net expense during the twelve months ended December 31, 2010 and 2009, respectively, related to the resolution of and adjustment to certain contingent liabilities and assets.

(d)	Represents (i) a non-cash impairment charge of $6 million ($3 million, net of tax) to reduce the value of an underperforming joint venture in the Company’s hotel management business and (ii) a non-cash impairment charge of $1 million ($1 million, net of tax) to reduce the value of assets held for sale related to a vacation ownership property that is no longer consistent with the Company’s development plans during the three and twelve months ended December 31, 2009. The twelve months ended December 31, 2009 also includes non-cash impairment charges of $8 million ($6 million, net of tax) to reduce the value of certain other vacation ownership properties and related assets held for sale that are no longer consistent with the Company’s development plans.

(e)	Relates to non-cash impairment charges to reduce the value of certain vacation ownership properties and related assets held for sale that are no longer consistent with the Company’s development plans. The after-tax impact of such charges was $3 million.

(f)	Relates to costs incurred as a result of various strategic initiatives approved by the Company and commenced during 2010. Such amounts, net of tax, were $6 million during both the three and twelve months ended December 31, 2010.

(g)	Relates to costs incurred as a result of various strategic initiatives approved by the Company and commenced during 2008. Such amounts, net of tax, were $1 million and $29 million during the three and twelve months ended December 31, 2009, respectively.

(h)	The three and twelve months ended December 31, 2010 include $3 million ($2 million, net of tax) and $14 million ($8 million, net of tax), respectively, of costs incurred for the early repurchase of a portion of the Company’s 3.50% convertible notes during the third and fourth quarters of 2010. The twelve months ended December 31, 2010 also includes $16 million ($10 million, net of tax) of costs incurred for the early extinguishment of the Company’s term loan facility and revolving foreign credit facility during March 2010.

Table 3

(1 of 3)
Wyndham Worldwide Corporation
OPERATING STATISTICS

	Year	Q1	Q2	Q3	Q4	Full Year

Lodging (a)
Number of Rooms	2010	593,300	606,800	605,700	612,700	N/A
	2009	588,500	590,200	590,900	597,700	N/A
	2008	551,100	551,500	583,400	592,900	N/A
	2007	539,300	541,700	540,900	550,600	N/A

RevPAR	2010	$25.81	$32.25	$37.14	$29.18	$31.14
	2009	$27.69	$32.38	$34.81	$26.47	$30.34
	2008	$32.21	$38.87	$41.93	$30.03	$35.74
	2007	$31.35	$38.35	$43.10	$33.09	$36.48

Vacation Exchange and Rentals (b)
Average Number of Members (in 000s)	2010	3,746	3,741	3,766	3,759	3,753
	2009	3,789	3,795	3,781	3,765	3,782
	2008	3,632	3,682	3,673	3,693	3,670
	2007	3,474	3,506	3,538	3,588	3,526

Exchange Revenue Per Member	2010	$201.93	$172.20	$173.44	$162.59	$177.53
	2009	$194.83	$174.22	$173.90	$163.89	$176.73
	2008	$234.05	$201.04	$193.39	$165.99	$198.48
	2007	$236.71	$203.84	$203.44	$195.86	$209.80

Vacation Rental Transactions (in 000s) (c)	2010	291	297	322	253	1,163
	2009	273	231	264	196	964
	2008	269	220	255	191	936
	2007	272	223	254	192	942

Average Net Price Per Vacation Rental (c)	2010	$361.17	$387.01	$500.31	$449.12	$425.38
	2009	$353.15	$471.74	$594.34	$499.66	$477.38
	2008	$442.50	$541.69	$659.93	$460.86	$528.95
	2007	$365.20	$465.60	$598.26	$504.47	$480.32

Vacation Ownership
Gross Vacation Ownership Interest (VOI) Sales (in 000s) (d)	2010	$308,000	$371,000	$412,000	$373,000	$1,464,000
	2009	$280,000	$327,000	$366,000	$343,000	$1,315,000
	2008	$458,000	$532,000	$566,000	$432,000	$1,987,000
	2007	$430,000	$523,000	$552,000	$488,000	$1,993,000

Tours	2010	123,000	163,000	187,000	160,000	634,000
	2009	137,000	164,000	173,000	142,000	617,000
	2008	255,000	314,000	334,000	240,000	1,143,000
	2007	240,000	304,000	332,000	268,000	1,144,000

Volume Per Guest (VPG)	2010	$2,334	$2,156	$2,081	$2,214	$2,183
	2009	$1,866	$1,854	$1,944	$2,210	$1,964
	2008	$1,668	$1,583	$1,550	$1,630	$1,602
	2007	$1,607	$1,596	$1,545	$1,690	$1,606

Note: Full year amounts may not foot across due to rounding.

(a)	Includes the impact of the acquisitions of Microtel Inns & Suites and Hawthorn Suites (July 2008) and the Tryp hotel brand (June 2010) from the acquisition dates forward. Therefore, the operating statistics are not presented on a comparable basis.

(b)	Vacation Exchange and Rentals statistics were revised during the first quarter of 2010 to capture member-related rentals and other servicing fees as components of the exchange statistics. Prior to the first quarter of 2010, such amounts were included within the Company’s vacation rental statistics and other ancillary revenues.

(c)	Includes the impact of the acquisitions of Hoseasons (March 2010), ResortQuest (September 2010) and James Villa Holidays (November 2010) from the acquisition dates forward. Therefore, the operating statistics are not presented on a comparable basis.

(d)	Includes gross VOI sales under the Company’s Wyndham Asset Affiliate Model (WAAM) beginning in the first quarter of 2010 (see Table 9 for a reconciliation of gross VOI sales to vacation ownership interest sales).

Table 3
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Wyndham Worldwide Corporation
ADDITIONAL DATA

	Year	Q1	Q2	Q3	Q4	Full Year

Lodging (a)
Number of Properties	2010	7,090	7,160	7,150	7,210	N/A
	2009	6,990	7,020	7,040	7,110	N/A
	2008	6,550	6,560	6,970	7,040	N/A
	2007	6,450	6,460	6,460	6,540	N/A

Vacation Ownership
Deferred Revenues (in 000s) (b)	2010	$—	$—	$—	$—	$—
	2009	$67,000	$37,000	$36,000	$47,000	$187,000
	2008	$(82,000)	$(5,000)	$(2,000)	$14,000	$(75,000)
	2007	$4,000	$(5,000)	$1,000	$(21,000)	$(22,000)

Provision for Loan Losses (in 000s) (c)	2010	$86,000	$87,000	$85,000	$82,000	$340,000
	2009	$107,000	$122,000	$117,000	$103,000	$449,000
	2008	$82,000	$113,000	$119,000	$136,000	$450,000
	2007	$61,000	$75,000	$86,000	$84,000	$305,000

Sales under WAAM (in 000s) (d)	2010	$5,000	$13,000	$20,000	$14,000	$51,000

WAAM Commission Revenues (in 000s)	2010	$3,000	$8,000	$12,000	$9,000	$31,000

Note: Full year amounts may not foot across due to rounding.

(a)	Includes the impact of the acquisition of Microtel Inns & Suites and Hawthorn Suites (July 2008) and the Tryp hotel brand (June 2010) from the acquisition dates forward. Therefore, the data is not presented on a comparable basis.

(b)	Represents the revenue that is deferred under the percentage of completion method of accounting. Under the percentage of completion method of accounting, a portion of the total revenue from a vacation ownership contract sale is not recognized if the construction of the vacation resort has not yet been fully completed. This revenue will be recognized in future periods in proportion to the costs incurred as compared to the total expected costs for completion of construction of the vacation resort. Positive amounts represent the recognition of previously deferred revenues.

(c)	Represents provision for estimated losses on vacation ownership contract receivables originated during the period, which is recorded as a contra revenue to vacation ownership interest sales on the Consolidated Statements of Income.

(d)	Represents gross VOI sales under the Company’s WAAM for which the Company earns commission revenue (WAAM Commission Revenues). The commission revenue earned on these sales is included in service fees and membership revenues on the Consolidated Statement of Income. The Company implemented this sales model during the first quarter of 2010 and, as such, there is no historical data prior to 2010.

Table 3
(3 of 3)
Wyndham Worldwide Corporation
OPERATING STATISTICS
GLOSSARY OF TERMS
Lodging
Number of Rooms: Represents the number of rooms at lodging properties at the end of the period which are either (i) under franchise and/or management agreements, (ii) properties under affiliation agreements for which we receive a fee for reservation and/or other services provided or (iii) properties managed under a joint venture.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR. Comparable RevPAR represents RevPAR of hotels which are included in both periods.
Vacation Exchange and Rentals
Average Number of Members: Represents members in our vacation exchange programs who pay annual membership dues. For additional fees, such participants are entitled to exchange intervals for intervals at other properties affiliated with our vacation exchange business. In addition, certain participants may exchange intervals for other leisure-related products and services.
Exchange Revenue Per Member: Represents total revenue generated from fees associated with memberships, exchange transactions, member-related rentals and other servicing for the period divided by the average number of vacation exchange members during the period.
Vacation Rental Transactions: Represents the number of transactions that are generated in connection with customers booking their vacation rental stays through us. One rental transaction is recorded each time a standard one-week rental is booked.
Average Net Price Per Vacation Rental: Represents the net rental price generated from renting vacation properties to customers and other related rental servicing fees divided by the number of vacation rental transactions.
Vacation Ownership
Gross Vacation Ownership Interest Sales: Represents sales of vacation ownership interest (VOIs), including Wyndham Asset Affiliation Model sales, before the net effect of percentage-of-completion accounting and loan loss provisions. See Table 9 for a reconciliation of Gross VOI sales to Vacation Ownership Interest Sales. We believe that Gross VOI sales provides an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.
Tours: Represents the number of tours taken by guests in our efforts to sell vacation ownership interests.
Volume per Guest (VPG): Represents gross VOI sales (excluding tele-sales upgrades, which are non-tour upgrade sales) divided by the number of tours. We have excluded non-tour upgrade sales in the calculation of VPG because non-tour upgrade sales are generated by a different marketing channel. See Table 9 for a detail of tele-sales upgrades for 2007-2010. We believe that VPG provides an enhanced understanding of the performance of our vacation ownership business because it directly measures the efficiency of this business’ tour selling efforts during a given reporting period.
General
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods.

Table 4
Wyndham Worldwide Corporation
REVENUE DETAIL BY REPORTABLE SEGMENT
(In millions)

	2010					2009
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year

Lodging
Royalties and Franchise Fees	$52	$69	$82	$62	$265	$57	$68	$72	$57	$254
Marketing, Reservation and Wyndham Rewards Revenues (a)	50	65	76	60	251	54	66	73	53	246
Hotel Management Reimbursable Revenues (b)	21	20	18	18	77	22	23	21	19	85
Ancillary Revenues (c)	21	24	27	23	95	21	17	17	20	75

Total Lodging	144	178	203	163	688	154	174	183	149	660

Vacation Exchange and Rentals
Exchange Revenues	189	161	163	153	666	185	165	164	154	668
Rental Revenues	105	115	161	114	495	96	109	157	98	460
Ancillary Revenues (d)	6	5	6	15	32	6	6	6	6	24

Total Vacation Exchange and Rentals	300	281	330	282	1,193	287	280	327	258	1,152

Vacation Ownership
Vacation Ownership Interest Sales	217	271	308	276	1,072	239	242	285	287	1,053
Consumer Financing	105	106	107	107	425	109	109	108	109	435
Property Management Fees	100	100	104	101	405	91	94	96	95	376
Sales under the WAAM	3	8	12	8	31	—	—	—	—	—
Ancillary Revenues (e)	19	20	2	5	46	23	22	19	17	81

Total Vacation Ownership	444	505	533	497	1,979	462	467	508	508	1,945

Total Reportable Segments	$888	$964	$1,066	$942	$3,860	$903	$921	$1,018	$915	$3,757

	2008					2007
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year

Lodging
Royalties and Franchise Fees	$64	$78	$88	$66	$297	$63	$78	$89	$67	$296
Marketing, Reservation and Wyndham Rewards Revenues (a)	60	75	84	61	280	60	73	84	64	281
Hotel Management Reimbursable Revenues (b)	27	26	25	21	100	16	22	26	28	92
Ancillary Revenues (c)	19	21	16	22	76	13	13	12	17	56

Total Lodging	170	200	213	170	753	152	186	211	176	725

Vacation Exchange and Rentals
Exchange Revenues	213	185	178	152	728	206	179	180	175	740
Rental Revenues	119	119	169	88	495	99	104	152	97	452
Ancillary Revenues (d)	9	10	7	10	36	9	5	4	8	26

Total Vacation Exchange and Rentals	341	314	354	250	1,259	314	288	336	280	1,218

Vacation Ownership
Vacation Ownership Interest Sales	294	414	446	309	1,463	373	443	467	383	1,666
Consumer Financing	99	104	111	112	426	81	88	93	96	358
Property Management Fees	85	84	89	89	346	74	78	79	78	310
Ancillary Revenues (e)	26	19	15	(18)	43	21	20	32	19	91

Total Vacation Ownership	504	621	661	492	2,278	549	629	671	576	2,425

Total Reportable Segments	$1,015	$1,135	$1,228	$912	$4,290	$1,015	$1,103	$1,218	$1,032	$4,368

Note: Full year amounts may not foot across due to rounding.

(a)	Marketing and reservation revenues represent fees we receive from franchised and managed hotels that are to be expended for marketing purposes or the operation of a centralized, brand-specific reservation system. These fees are typically based on a percentage of the gross room revenues of each hotel. Wyndham Rewards revenues represent fees we receive relating to our loyalty program.

(b)	Primarily represents payroll costs in our hotel management business that we pay on behalf of property owners and for which we are reimbursed by the property owners.

(c)	Primarily includes additional services provided to franchisees.

(d)	Primarily includes fees generated from programs with affiliated resorts.

(e)	Primarily includes revenues associated with bonus points/credits that are provided as purchase incentives on VOI sales and fees generated from other non-core businesses.

Table 5
Wyndham Worldwide Corporation
SCHEDULE OF DEBT
(In millions)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
Securitized vacation ownership debt (a)
Term notes	$1,498	$1,400	$1,255	$1,258	$1,112
Bank conduit facility (b)	152	215	291	240	395

Securitized vacation ownership debt (c)	1,650	1,615	1,546	1,498	1,507
Less: Current portion of securitized vacation ownership debt	223	187	248	220	209

Long-term securitized vacation ownership debt	$1,427	$1,428	$1,298	$1,278	$1,298

Debt:
6.00% senior unsecured notes (due December 2016) (d)	$798	$798	$798	$798	$797
Term loan (e)	—	—	—	—	300
Revolving credit facility (due October 2013) (f)	154	26	—	199	—
9.875% senior unsecured notes (due May 2014) (g)	241	240	239	239	238
3.50% convertible notes (due May 2012) (h)	266	289	362	448	367
7.375% senior unsecured notes (due March 2020) (i)	247	247	247	247	—
5.75% senior unsecured notes (due February 2018) (j)	247	247	—	—	—
Vacation ownership bank borrowings (k)	—	—	—	—	153
Vacation rentals capital leases	115	120	110	123	133
Other	26	34	36	28	27

Total debt	2,094	2,001	1,792	2,082	2,015
Less: Current portion of debt	11	32	29	23	175

Long-term debt	$2,083	$1,969	$1,763	$2,059	$1,840

(a)	The Company’s vacation ownership contract receivables are securitized through bankruptcy-remote special purpose entities (“SPE”) that are consolidated with our financial statements. These bankruptcy-remote SPEs are legally separate from the Company. The receivables held by the bankruptcy-remote SPEs are not available to the Company’s creditors and legally are not the Company’s assets. Additionally, the creditors of these SPEs have no recourse to the Company for principal and interest.

(b)	Represents a 364-day, non-recourse vacation ownership bank conduit facility with a term through September 2011 and borrowing capacity of $600 million. As of December 31, 2010, our 364-day facility has remaining borrowing capacity of $448 million.

(c)	This debt is collateralized by $2,865 million, $2,874 million, $2,862 million, $2,712 million and $2,755 million of underlying vacation ownership contract receivables and related assets as of December 31, 2010, September 30, 2010, June 30, 2010, March 31, 2010 and December 31, 2009, respectively.

(d)	The balance as of December 31, 2010 represents $800 million aggregate principal less $2 million of unamortized discount.

(e)	The Company’s term loan facility was fully repaid during March 2010.

(f)	During March 2010, the Company replaced its five-year $900 million revolving credit facility with a $950 million revolving credit facility that expires on October 1, 2013. During the fourth quarter of 2010, the total capacity of this facility was increased to $970 million. As of December 31, 2010, the Company has $28 million of outstanding letters of credit and a remaining borrowing capacity of $788 million.

(g)	Represents senior unsecured notes issued by the Company during May 2009. The balance as of December 31, 2010 represents $250 million aggregate principal less $9 million of unamortized discount.

(h)	Represents convertible notes issued by the Company during May 2009, which includes debt principal, less unamortized discount, and a liability related to a bifurcated conversion feature. During the third and fourth quarters of 2010, the Company repurchased a portion of its 3.50% convertible notes, which resulted in a corresponding reduction of the unamortized discount. The following table details the components of the convertible notes:

	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Debt principal	$116	$138	$230	$230	$230
Unamortized discount	(12)	(17)	(31)	(35)	(39)

Debt less discount	104	121	199	195	191
Fair value of conversion feature (*)	162	168	163	253	176

Convertible notes	$266	$289	$362	$448	$367

(*)	The Company also has an asset with a fair value equal to the conversion feature, which represents cash-settled call options that the Company purchased concurrent with the issuance of the convertible notes.

(i)	Represents senior unsecured notes issued by the Company during February 2010. The balance as of December 31, 2010 represents $250 million aggregate principal less $3 million of unamortized discount.

(j)	Represents senior unsecured notes issued by the Company during September 2010. The balance as of December 31, 2010 represents $250 million aggregate principal less $3 million of unamortized discount.

(k)	Represents a 364-day, AUD 213 million, secured, revolving foreign credit facility, which was paid down and terminated during March 2010.

Table 6
(1 of 2)
Wyndham Worldwide Corporation
HOTEL BRAND SYSTEMS DETAILS

	As of and For the Three Months Ended December 31, 2010
					Average Revenue
			Average	Average Daily	Per Available
Brand	Number of Properties	Number of Rooms	Occupancy Rate	Rate (ADR)	Room (RevPAR)

Wyndham Hotels and Resorts	101	28,311	52.0%	$108.89	$56.62

Tryp by Wyndham	94	13,692	62.0%	$101.09	$62.64

Wingate by Wyndham	165	15,066	54.0%	$77.24	$41.73

Hawthorn Suites by Wyndham	76	7,100	53.3%	$71.94	$38.34

Ramada	896	119,042	48.8%	$75.61	$36.93

Baymont	261	21,933	41.9%	$59.18	$24.78

Days Inn	1,877	149,980	41.4%	$58.09	$24.05

Super 8	2,174	136,267	46.1%	$52.53	$24.21

Howard Johnson	474	46,362	42.5%	$57.45	$24.42

Travelodge	436	31,908	40.8%	$60.54	$24.72

Microtel Inns & Suites	316	22,539	45.9%	$56.57	$25.97

Knights Inn	336	20,335	35.0%	$40.98	$14.35

Other (*)	1	200	N/A	N/A	N/A

Total	7,207	612,735	45.3%	$64.44	$29.18

	As of and For the Three Months Ended December 31, 2009
					Average Revenue
			Average	Average Daily	Per Available
Brand	Number of Properties	Number of Rooms	Occupancy Rate	Rate (ADR)	Room (RevPAR)

Wyndham Hotels and Resorts	94	24,517	50.5%	$108.64	$54.83

Wingate by Wyndham	166	15,239	49.3%	$78.41	$38.65

Hawthorn Suites by Wyndham	89	8,238	46.7%	$76.24	$35.62

Ramada	910	118,880	43.8%	$75.97	$33.28

Baymont	240	20,459	40.2%	$58.50	$23.50

Days Inn	1,858	149,633	39.0%	$58.96	$23.01

Super 8	2,137	132,876	42.9%	$53.87	$23.11

Howard Johnson	492	46,748	38.9%	$58.18	$22.65

Travelodge	460	34,098	38.4%	$59.37	$22.77

Microtel Inns & Suites	314	22,376	43.5%	$55.15	$23.97

Knights Inn	343	21,061	33.7%	$40.24	$13.57

Other (*)	11	3,549	N/A	N/A	N/A

Total	7,114	597,674	41.6%	$63.62	$26.47

NOTE: A glossary of terms is included in Table 3 (3 of 3); RevPAR may not recalculate by multiplying average occupancy rate by ADR due to rounding.

(*)	Represents properties we manage under a joint venture and, as of December 31, 2009, also includes properties for which we received a fee for reservation services provided. As these properties are not branded under a Wyndham Hotel Group brand, operating statistics (such as average occupancy rate, ADR and RevPAR) are not relevant.

Table 6
(2 of 2)
Wyndham Worldwide Corporation
HOTEL BRAND SYSTEMS DETAILS

	As of and For the Twelve Months Ended December 31, 2010
					Average Revenue
			Average	Average Daily	Per Available
Brand	Number of Properties	Number of Rooms	Occupancy Rate	Rate (ADR)	Room (RevPAR)

Wyndham Hotels and Resorts	101	28,311	55.0%	$109.23	$60.10

Tryp by Wyndham	94	13,692	62.6%	$92.47	$57.86

Wingate by Wyndham	165	15,066	57.6%	$79.09	$45.56

Hawthorn Suites by Wyndham	76	7,100	55.4%	$75.78	$41.98

Ramada	896	119,042	49.6%	$73.45	$36.43

Baymont	261	21,933	46.5%	$60.60	$28.19

Days Inn	1,877	149,980	45.5%	$60.46	$27.52

Super 8	2,174	136,267	49.3%	$55.54	$27.41

Howard Johnson	474	46,362	45.2%	$60.05	$27.13

Travelodge	436	31,908	44.7%	$63.51	$28.39

Microtel Inns & Suites	316	22,539	49.8%	$57.35	$28.54

Knights Inn	336	20,335	37.3%	$42.28	$15.76

Other (*)	1	200	N/A	N/A	N/A

Total	7,207	612,735	48.0%	$64.85	$31.14

	As of and For the Twelve Months Ended December 31, 2009
					Average Revenue
			Average	Average Daily	Per Available
Brand	Number of Properties	Number of Rooms	Occupancy Rate	Rate (ADR)	Room (RevPAR)

Wyndham Hotels and Resorts	94	24,517	52.6%	$114.56	$60.21

Wingate by Wyndham	166	15,239	53.6%	$83.16	$44.54

Hawthorn Suites by Wyndham	89	8,238	51.6%	$83.55	$43.10

Ramada	910	118,880	47.0%	$74.55	$35.04

Baymont	240	20,459	45.2%	$62.46	$28.25

Days Inn	1,858	149,633	44.9%	$62.24	$27.95

Super 8	2,137	132,876	48.5%	$56.67	$27.48

Howard Johnson	492	46,748	42.2%	$61.22	$25.86

Travelodge	460	34,098	43.4%	$61.87	$26.85

Microtel Inns & Suites	314	22,376	49.0%	$56.72	$27.79

Knights Inn	343	21,061	37.2%	$42.46	$15.79

Other (*)	11	3,549	N/A	N/A	N/A

Total	7,114	597,674	46.3%	$65.52	$30.34

NOTE: A glossary of terms is included in Table 3 (3 of 3); RevPAR may not recalculate by multiplying average occupancy rate by ADR due to rounding.

(*)	Represents properties we manage under a joint venture and, as of December 31, 2009, also includes properties for which we received a fee for reservation services provided. As these properties are not branded under a Wyndham Hotel Group brand, operating statistics (such as average occupancy rate, ADR and RevPAR) are not relevant.

Table 7
(1 of 2)
Wyndham Worldwide
NON-GAAP RECONCILIATIONS
(In millions)

		Reported	Acquisition	Legacy	Restructuring	Adjusted
	Net Revenues	EBITDA	Costs(b)	Adjustments(c)	Costs(d)	EBITDA

Three months ended March 31, 2010
Lodging	$144	$33	$—	$—	$—	$33
Vacation Exchange and Rentals	300	80	4	—	—	84
Vacation Ownership	444	82	—	—	—	82

Total Reportable Segments	888	195	4	—	—	199
Corporate and Other (a)	(2)	(20)	—	2	—	(18)

Total Company	$886	$175	$4	$2	$—	$181

Three months ended June 30, 2010
Lodging	$178	$49	$1	$—	$—	$50
Vacation Exchange and Rentals	281	78	—	—	—	78
Vacation Ownership	505	104	—	—	—	104

Total Reportable Segments	964	231	1	—	—	232
Corporate and Other (a)	(1)	(14)	—	—	—	(14)

Total Company	$963	$217	$1	$—	$—	$218

Three months ended September 30, 2010
Lodging	$203	$67	$—	$—	$—	$67
Vacation Exchange and Rentals	330	103	1	—	—	104
Vacation Ownership	533	123	—	—	—	123

Total Reportable Segments	1,066	293	1	—	—	294
Corporate and Other (a)	(1)	30	—	(52)	—	(22)

Total Company	$1,065	$323	$1	$(52)	$—	$272

Three months ended December 31, 2010
Lodging	$163	$40	$—	$—	$—	$40
Vacation Exchange and Rentals	282	32	1	—	9	42
Vacation Ownership	497	131	—	—	—	131

Total Reportable Segments	942	203	1	—	9	213
Corporate and Other (a)	(5)	(20)	—	(3)	—	(23)

Total Company	$937	$183	$1	$(3)	$9	$190

Twelve months ended December 31, 2010
Lodging	$688	$189	$1	$—	$—	$190
Vacation Exchange and Rentals	1,193	293	6	—	9	308
Vacation Ownership	1,979	440	—	—	—	440

Total Reportable Segments	3,860	922	7	—	9	938
Corporate and Other (a)	(9)	(24)	—	(54)	—	(78)

Total Company	$3,851	$898	$7	$(54)	$9	$860

Note:	Amounts may not foot across due to rounding.

(a)	Includes the elimination of transactions between segments.

(b)	Relates to costs incurred in connection with the Company’s acquisitions of Hoseasons during March 2010, the Tryp hotel brand during June 2010, ResortQuest during September 2010 and James Villa Holidays during November 2010.

(c)	Relates to the net expense/(benefit) from the resolution of and adjustment to certain contingent liabilities and assets.

(d)	Relates to costs incurred as a result of various strategic initiatives commenced by the Company during 2010.

Table 7
(2 of 2)
Wyndham Worldwide
NON-GAAP RECONCILIATIONS
(In millions)

		Reported	Restructuring	Legacy	Adjusted
	Net Revenues	EBITDA	Related Costs(b)	Adjustments(c)	EBITDA

Three months ended March 31, 2009
Lodging	$154	$35	$3	$—	$38
Vacation Exchange and Rentals	287	76	4	—	80
Vacation Ownership	462	44	35	—	79

Total Reportable Segments	903	155	42	—	197
Corporate and Other (a)	(2)	(21)	1	4	(16)

Total Company	$901	$134	$43	$4	$181

Three months ended June 30, 2009
Lodging	$174	$50	$—	$—	$50
Vacation Exchange and Rentals	280	56	2	—	58
Vacation Ownership	467	107	1	—	108

Total Reportable Segments	921	213	3	—	216
Corporate and Other (a)	(1)	(17)	—	—	(17)

Total Company	$920	$196	$3	$—	$199

Three months ended September 30, 2009
Lodging	$183	$58	$—	$—	$58
Vacation Exchange and Rentals	327	107	—	—	107
Vacation Ownership	508	104	—	—	104

Total Reportable Segments	1,018	269	—	—	269
Corporate and Other (a)	(2)	(15)	—	2	(13)

Total Company	$1,016	$254	$—	$2	$256

Three months ended December 31, 2009
Lodging	$149	$32	$—	$—	$32
Vacation Exchange and Rentals	258	48	—	—	48
Vacation Ownership	508	132	—	—	132

Total Reportable Segments	915	212	—	—	212
Corporate and Other (a)	(2)	(18)	—	—	(18)

Total Company	$913	$194	$—	$—	$194

Twelve months ended December 31, 2009
Lodging	$660	$175	$3	$—	$178
Vacation Exchange and Rentals	1,152	287	6	—	293
Vacation Ownership	1,945	387	36	—	423

Total Reportable Segments	3,757	849	45	—	894
Corporate and Other (a)	(7)	(71)	1	6	(64)

Total Company	$3,750	$778	$46	$6	$830

Note:	Amounts may not foot across due to rounding.

(a)	Includes the elimination of transactions between segments.

(b)	Relates to costs incurred as a result of various strategic initiatives commenced by the Company during 2008.

(c)	Relates to the net expense from the resolution of and adjustment to certain contingent liabilities and assets.

Table 8
(1 of 3)
Wyndham Worldwide Corporation
NON-GAAP FINANCIAL INFORMATION
(In millions, except per share data)

	Three Months Ended December 31, 2010
		Early
		Extinguishment of		Acquisition		Legacy	Restructuring
	As Reported	Debt		Costs		Adjustments	Costs		As Adjusted
Net revenues
Service fees and membership	$409								$409
Vacation ownership interest sales	276								276
Franchise fees	107								107
Consumer financing	107								107
Other	38								38

Net revenues	937	—		—		—	—		937

Expenses
Operating	409			(1	)(b)				408
Cost of vacation ownership interests	47								47
Consumer financing interest	25								25
Marketing and reservation	121								121
General and administrative	145					3 (c)			148
Restructuring costs	9						(9	)(d)	—
Depreciation and amortization	44								44

Total expenses	800	—		(1)		3	(9)		793

Operating income	137	—		1		(3)	9		144
Other income, net	(2)								(2)
Interest expense	34	(3	)(a)						31

Income before income taxes	105	3		1		(3)	9		115
Provision for income taxes	27	1	(e)	—	(e)	— (e)	3	(e)	31

Net income	$78	$2		$1		$(3)	$6		$84

Earnings per share
Basic	$0.45	$0.01		$0.01		$(0.02)	$0.04		$0.48
Diluted	0.43	0.01		—		(0.02)	0.03		0.46

Weighted average shares outstanding
Basic	174	174		174		174	174		174
Diluted	182	182		182		182	182		182

Note: EPS amounts may not foot due to rounding.

(a)	Relates to costs incurred for the early repurchase of a portion of the Company’s 3.50% convertible notes during the fourth quarter of 2010.

(b)	Relates to costs incurred in connection with the Company’s acquisition of James Villa Holidays during November 2010.

(c)	Relates to the net benefit from the resolution of and adjustment to certain contingent liabilities and assets.

(d)	Relates to costs incurred as a result of various strategic initiatives commenced by the Company during 2010.

(e)	Relates to the tax effect of the adjustments.

Table 8
(2 of 3)
Wyndham Worldwide Corporation
NON-GAAP FINANCIAL INFORMATION
(In millions, except per share data)

	Twelve Months Ended December 31, 2010
		Early
		Extinguishment of		Acquisition		Legacy		Restructuring
	As Reported	Debt		Costs		Adjustments		Costs		As Adjusted
Net revenues
Service fees and membership	$1,706									$1,706
Vacation ownership interest sales	1,072									1,072
Franchise fees	461									461
Consumer financing	425									425
Other	187									187

Net revenues	3,851	—		—		—		—		3,851

Expenses
Operating	1,587			(7	)(b)					1,580
Cost of vacation ownership interests	184									184
Consumer financing interest	105									105
Marketing and reservation	531									531
General and administrative	540					54	(c)			594
Asset impairment	4									4
Restructuring costs	9							(9)	(d)	—
Depreciation and amortization	173									173

Total expenses	3,133	—		(7)		54		(9)		3,171

Operating income	718	—		7		(54)		9		680
Other income, net	(7)									(7)
Interest expense	167	(30	)(a)							137
Interest income	(5)									(5)

Income before income taxes	563	30		7		(54)		9		555
Provision for income taxes	184	12	(e)	1	(e)	(13	)(e)	3	(e)	187

Net income	$379	$18		$6		$(41)		$6		$368

Earnings per share
Basic	$2.13	$0.10		$0.04		$(0.23)		$0.03		$2.08
Diluted	2.05	0.10		0.03		(0.22)		0.03		2.00

Weighted average shares outstanding
Basic	178	178		178		178		178		178
Diluted	185	185		185		185		185		185

Note: EPS amounts may not foot due to rounding.

(a)	Relates to costs incurred for the early extinguishment of the Company’s term loan facility and revolving foreign credit facility during March 2010 and the early repurchase of a portion of the Company’s 3.50% convertible notes during the third and fourth quarters of 2010.

(b)	Relates to costs incurred in connection with the Company’s acquisitions of Hoseasons during March 2010, the Tryp hotel brand during June 2010, ResortQuest during September 2010 and James Villa Holidays during November 2010.

(c)	Relates to the net benefit from the resolution of and adjustment to certain contingent liabilities and assets primarily related to the accrual that was no longer needed for outstanding Cendant contingent tax liabilities since Cendant and the IRS agreed to settle the IRS examination of Cendant’s taxable years 2003 through 2006 on July 15, 2010.

(d)	Relates to costs incurred as a result of various strategic initiatives commenced by the Company during 2010.

(e)	Relates to the tax effect of the adjustments.

Table 8
(3 of 3)
Wyndham Worldwide Corporation
NON-GAAP FINANCIAL INFORMATION
(In millions, except per share data)

	Twelve Months Ended December 31, 2009
	As Reported	Legacy Adjustments		Restructuring Costs		As Adjusted
Net revenues
Service fees and membership	$1,613					$1,613
Vacation ownership interest sales	1,053					1,053
Franchise fees	440					440
Consumer financing	435					435
Other	209					209

Net revenues	3,750	—		—		3,750

Expenses
Operating	1,501					1,501
Cost of vacation ownership interests	183					183
Consumer financing interest	139					139
Marketing and reservation	560					560
General and administrative	533	(6	) (a)			527
Goodwill and other impairments	15					15
Restructuring costs	47			(46	)(b)	1
Depreciation and amortization	178					178

Total expenses	3,156	(6)		(46)		3,104

Operating income	594	6		46		646
Other income, net	(6)					(6)
Interest expense	114					114
Interest income	(7)					(7)

Income before income taxes	493	6		46		545
Provision for income taxes	200	—	(c)	18	(c)	218

Net income	$293	$6		$28		$327

Earnings per share
Basic	$1.64	$0.03		$0.16		$1.83
Diluted	1.61	0.03		0.16		1.80

Weighted average shares outstanding
Basic	179	179		179		179
Diluted	182	182		182		182

(a)	Relates to the net expense from the resolution of and adjustment to certain contingent liabilities and assets.

(b)	Relates to costs incurred as a result of various strategic initiatives commenced by the Company during 2008.

(c)	Relates to the tax effect of the adjustments.

Table 9
Wyndham Worldwide Corporation
NON-GAAP RECONCILIATIONS AND FINANCIAL INFORMATION
(In millions)
FREE CASH FLOW
The Company defines free cash flow as net cash provided by operating activities minus capital expenditures, equity investments and development advances, excluding cash payments related to the Company’s contingent tax liabilities that it assumed and is responsible for pursuant to its separation from Cendant. The Company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, equity investments and hotel development advances, can be used for strategic opportunities, including making acquisitions, paying dividends, repurchasing the Company’s common stock and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of the Company’s operating results to its competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Worldwide is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period.
The following table provides more details on the GAAP financial measure that is most directly comparable to the non-GAAP financial measure and the related reconciliation between these financial measures:

	Twelve Months Ended December 31,
	2010	2009
Net cash provided by operating activities	$635	$689
Less: Property and equipment additions	(167)	(135)
Less: Equity investments and development advances	(10)	(13)
Plus: Cash payments related to contingent tax liabilities	145	—

Free cash flow	$603	$541

GROSS VOI SALES
The following table provides a reconciliation of Gross VOI sales (see Table 3) to Vacation ownership interest sales (see Table 4):

Year 2010	Q1	Q2	Q3	Q4	Full Year

Gross VOI sales	$308	$371	$412	$373	$1,464
Less: Sales under the WAAM	(5)	(13)	(20)	(14)	(51)

Gross VOI sales, net of WAAM sales	303	358	392	359	1,413
Less: Loan loss provision	(86)	(87)	(85)	(82)	(340)

Vacation ownership interest sales	$217	$271	$308	$276	$1,072

2009

Gross VOI sales	$280	$327	$366	$343	$1,315
Plus: Net effect of percentage-of-completion accounting	67	37	36	47	187
Less: Loan loss provision	(107)	(122)	(117)	(103)	(449)

Vacation ownership interest sales	$239	$242	$285	$287	$1,053

2008

Gross VOI sales	$458	$532	$566	$432	$1,987
Plus/(less): Net effect of percentage-of-completion accounting	(82)	(5)	(2)	14	(75)
Less: Loan loss provision	(82)	(113)	(119)	(136)	(450)

Vacation ownership interest sales	$294	$414	$446	$309	$1,463

2007

Gross VOI sales	$430	$523	$552	$488	$1,993
Plus/(less): Net effect of percentage-of-completion accounting	4	(5)	1	(21)	(22)
Less: Loan loss provision	(61)	(75)	(86)	(84)	(305)

Vacation ownership interest sales	$373	$443	$467	$383	$1,666

Note: Amounts may not foot due to rounding.
The following represents tele-sales upgrades, which are excluded from Gross VOI sales in the Company’s VPG calculation (see Table 3):

	Q1	Q2	Q3	Q4	Full Year

2010	$15	$7	$3	$3	$29
2009	$24	$23	$29	$28	$104
2008	$33	$35	$49	$40	$156
2007	$44	$37	$39	$36	$157

Note: Amounts may not foot across due to rounding.